UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2016

TOROTEL, INC.

(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation)	1-8125 (Commission File Number)	44-0610086 (I.R.S. Employer Identification No.)

620 North Lindenwood Drive

Olathe, KS 66062

(Address of principal executive office)(Zip Code)

(913) 747-6111

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On October 31, 2016, Torotel, Inc. (“Torotel”) and 96-OP Prop, L.L.C., as landlord, entered into a Second Amendment (the “Amendment”) to the Standard Industrial/Commercial Tenant Lease – Net related to Torotel’s manufacturing facility located in Olathe, Kansas. The Amendment will be effective January 1, 2017, and serves to extend the lease term through December 31, 2026 and expand the leased space from approximately 14,137 square feet to approximately 72,388 square feet.  The Amendment provides that the monthly base rate in the first two years of the extended term will be $26,844, escalating thereafter.  The Amendment requires Torotel to increase its security deposit and provide a letter of credit as additional security.  Additionally, the Amendment addresses other terms and conditions by which Torotel may continue to lease the facility or terminate the lease,  and provides Torotel two separate options to extend the lease term for additional five year periods.

A copy of the Amendment has been filed as an exhibit to this Current Report on Form 8-K. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits

10.1      Second Amendment to Lease, dated October 31, 2016 by and between 96-OP Prop, L.L.C., and Torotel, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOROTEL, INC.

Dated: November 4, 2016	By:	/s/ Heath C. Hancock
Heath C. Hancock
Vice President of Finance and
Chief Financial Officer

Date: September 18, 20144